Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of June 10, 2015, is by and among Pleasant Lake Partners LLC, PLP MM LLC, Pleasant Lake Onshore GP LLC, Pleasant Lake Offshore Master Fund L.P., and Jonathan Lennon (collectively, the "Filers").

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D and/or 13G with respect to shares of Common Stock of MagnaChip Semiconductor Corporation beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13D and/or 13G (and any amendments thereto) on behalf of each of the Filers, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

PLEASANT LAKE PARTNERS LLC

By: PLP MM LLC
its Managing Member

By: /s/ Jonathan Lennon
Jonathan Lennon, Manager

PLP MM LLC

By: /s/ Jonathan Lennon
Jonathan Lennon, Manager

PLEASANT LAKE ONSHORE GP LLC

By: /s/ Jonathan Lennon
Jonathan Lennon, Manager

PLEASANT LAKE OFFSHORE MASTER FUND L.P.

By: Pleasant Lake Onshore GP LLC
its General Partner

By: /s/ Jonathan Lennon
Jonathan Lennon, Manager

JONATHAN LENNON

By: /s/ Jonathan Lennon
Jonathan Lennon, Individually